Exhibit 99.1
NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
http://www.nii.com
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII HOLDINGS ANNOUNCES RESULTS FOR
SECOND QUARTER 2009
•	Consolidated operating revenues of $1.06 billion

•	Consolidated operating income before depreciation and amortization, or OIBDA, of $267 million

•	Net subscriber additions of 242,000

•	Consolidated operating income of $163 million and consolidated net income of $134 million, or $0.81 per basic share

•	Launched new service areas covering an additional 6 million POPs in Northeast Region of Brazil
RESTON, Va. – July 23, 2009 – NII Holdings, Inc. [NASDAQ: NIHD] today announced its consolidated financial results for the second quarter of 2009. During the quarter, the Company added 242,000 net subscribers to its network, bringing its ending subscriber base to 6.7 million, a 23% increase in the ending subscriber base compared to the end of the second quarter of 2008. Financial results for the second quarter included consolidated operating revenues of $1.06 billion, a 4% decrease when compared to the second quarter of 2008, and consolidated operating income before depreciation and amortization, or OIBDA, of $267 million for the quarter, a 12% decrease compared to the same period last year.
The financial results for the second quarter of 2009 reflect significantly lower average exchange rates for currencies in the Company’s Latin American markets compared to the average exchange rates that prevailed in the second quarter of 2008. Comparing the Company’s results for the second quarter of 2009 with the results for the second quarter of 2008 on a constant currency basis, which adjusts the results by using the same average currency exchange rates for the second quarter of 2009 and 2008, operating revenues grew by 19% and OIBDA grew by 32% compared to the second quarter of 2008. For the second quarter 2009, the Company generated consolidated operating income of $163 million and consolidated net income of $134 million, or $0.81 per basic share. Consolidated net income for the quarter included $64 million of foreign currency transaction gains primarily related to the strengthening of currency exchange rates of the Brazilian Real relative to the U.S. dollar during the second quarter of 2009 compared to the first quarter of 2009.
The Company extended its network to new service areas covering an additional 6 million people in Brazil during the second quarter as a part of its geographic expansion in the northeast region of that country. The Company reported total second quarter 2009 capital expenditures of $231 million, with $133 million of this investment focused in Brazil and $36 million used in the deployment of the 3G network in Peru.
“On a consolidated basis, we generated solid financial and operating results as our Brazil market delivered excellent operational results, driving both strong subscriber growth and profitability, while capitalizing on our increased presence as a result of our expansion there,” said Steve Dussek, NII Holdings’ Chief Executive Officer. “On the other hand, Mexico’s gross addition productivity and net subscriber additions for the quarter were adversely affected by continuing economic weakness that was further impacted by the outbreak of the H1N1 flu virus there. We took steps to counteract these challenges and improve our efficiency, which we believe will better position NII to weather this challenging environment and seize opportunities to build long-term value.”
NII Holdings’ consolidated average monthly service revenue per subscriber (ARPU) was $44 for the second quarter of 2009, down significantly when compared to the same period last year due primarily to weaker local currencies, and up sequentially due to more favorable foreign currency exchange rates in some of the Company’s markets. ARPU for the quarter was relatively stable when compared to the first quarter reflecting only a slight decline on a local currency basis. The Company also reported churn of 2.15% for the second quarter, an increase over the 1.89% churn level in the second quarter 2008, reflecting the impact of weaker economic conditions primarily in Mexico and Argentina. Consolidated cost per gross add, or CPGA, was $262 for the second quarter 2009, a significant improvement over the second quarter of 2008 reflecting the impact of lower handset subsidies and lower foreign currency exchange rates.
“Our focus on profitability enabled us to generate a 19% increase in revenue and a 32% increase in OIBDA over the second quarter of last year when comparing our results on a constant currency basis,” said Gokul Hemmady, NII’s Vice President and Chief Financial Officer. “That focus also enabled us to substantially improve our margins during the quarter when compared to last year on a constant currency basis. These positive financial results were driven by stable or improving metrics in many of our markets. We are focused on implementing strategies that are designed to improve our operating metrics and enhance profitability both during this challenging economic period and over the long term.”
The Company ended the quarter with approximately $2.2 billion in total long-term debt, which includes $1.55 billion face amount of convertible notes, $376 million in syndicated loan facilities, and $240 million in local currency tower financing obligations, capital leases and other obligations. With quarter-end consolidated cash and cash equivalents of $1.1 billion and short-term investments of $38 million, the Company’s net debt at the end of the quarter was $991 million.
At this time, the Company is not revising its 2009 outlook for net subscriber additions, consolidated operating revenues, consolidated operating income before depreciation and amortization (OIBDA) or capital expenditures for the year. The Company’s 2009 outlook for each of these measures remains as follows:
•	Net subscriber additions – 1.1 to 1.2 million

•	Consolidated operating revenues – $4.1 billion to $4.3 billion

•	OIBDA – $1.0 billion to $1.1 billion

•	Capital expenditures – $750 million to $800 million.

The Company’s 2009 OIBDA outlook includes the impact of approximately $70 million of non-cash stock option compensation expense. The Company’s 2009 outlook for each of these measures is predicated on a number of assumptions including the assumption that foreign exchange rates and general economic conditions in its markets will remain relatively stable during the year.
The Company noted that uncertainty caused by the weak economic environment in Mexico and Argentina creates the risk that it may be unable to achieve its objective for net subscriber additions reflected in its current 2009 outlook.
The information regarding the Company’s outlook and objectives for 2009 is forward looking and is based upon management’s current beliefs, as well as a number of assumptions concerning future events, and as such, should be taken in the context of the risks and uncertainties outlined in the SEC filings of NII Holdings, Inc., including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as the Company’s other filings with the SEC.
The Company’s current and prior period results prepared in accordance with GAAP provided throughout this press release reflect the impact of adoption of FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including partial Cash Settlement), or FSP APB 14-1, in the first quarter of 2009.
In addition to the preliminary results prepared in accordance with accounting principles generally accepted in the United States (GAAP) provided throughout this press release, NII has presented consolidated OIBDA, ARPU, CPGA and Net Debt, as well as information based on consolidated operating revenues, consolidated OIBDA and consolidated ARPU that are compared on a constant currency basis, which adjusts the Company’s results using the same average currency exchange rates for second quarter of 2009 and 2008. These measures and the amounts reported on a constant currency basis are non-GAAP financial measures and should be considered in addition to, but not as substitutes for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial table. To view these and other reconciliations of non-GAAP financial measures that the Company uses and information about how to access the conference call discussing NII’s second quarter 2009 results, visit the investor relations link at <http://www.nii.com>.
About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Mexico, Brazil, Argentina, Peru and Chile offering a fully integrated wireless communications tool with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect(R) and International Direct Connect(TM), a digital two-way radio feature. NII Holdings, Inc., a Fortune 1000 company, trades on the NASDAQ market under the symbol NIHD and is a member of the NASDAQ 100 Index. Visit the Company’s website at <http://www.nii.com>.
Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the uncertainty relating to NII Holdings’ ability to achieve the operating and financial results described in its 2009 guidance, the risks and uncertainties relating to the impact of more intense competitive conditions and changes in economic conditions in the markets NII Holdings serves, the impact on NII Holdings’ financial results, and potential reductions in the recorded value of our assets, that may result from fluctuations in foreign currency exchange rates and, in particular, fluctuations in the relative values of the currencies of the countries in which NII Holdings operates compared to the U.S. dollar, the risk that network technologies will not perform properly or support the services that customers want or need including the risk that technology developments to support those services will not be timely delivered, the risk that customers in the markets NII Holdings serves will not find its services attractive, and the additional risks and uncertainties that are described from time to time in NII Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed on February 26, 2009, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(in millions, except per share amounts, and unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues
Service and other revenues	$1,902.5	$1,990.8	$992.2	$1,043.0
Digital handset and accessory revenues	117.7	106.4	66.7	61.0

	2,020.2	2,097.2	1,058.9	1,104.0

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	545.2	543.0	289.3	284.5
Cost of digital handset and accessory sales	311.0	293.4	165.7	158.7
Selling, general and administrative	652.0	670.0	337.0	355.9
Depreciation	182.9	183.1	96.5	96.8
Amortization	13.7	16.5	7.2	8.6

	1,704.8	1,706.0	895.7	904.5

Operating income	315.4	391.2	163.2	199.5

Other income (expense)
Interest expense	(86.7)	(102.7)	(42.1)	(50.8)
Interest income	16.4	36.5	3.8	17.6
Foreign currency transaction gains, net	56.2	40.3	63.5	37.4
Other income (expense), net	5.6	(5.2)	7.2	(0.7)

	(8.5)	(31.1)	32.4	3.5

Income before income tax provision	306.9	360.1	195.6	203.0
Income tax provision	(102.0)	(104.5)	(61.3)	(54.5)

Net income	$204.9	$255.6	$134.3	$148.5

Net income per common share, basic	$1.24	$1.52	$0.81	$0.89

Net income per common share, diluted	$1.22	$1.48	$0.79	$0.86

Weighted average number of common shares outstanding, basic	165.9	168.1	166.0	166.9

Weighted average number of common shares outstanding, diluted	173.1	176.9	173.3	175.8

CONSOLIDATED BALANCE SHEET DATA
(in millions)

	June 30,	December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents	$1,136.8	$1,243.3
Short-term investments	37.5	82.0
Accounts receivable, less allowance for doubtful accounts of $37.7 and $27.9	549.9	454.8
Property, plant and equipment, net	2,275.9	1,892.1
Intangible assets, net	326.2	317.9
Total assets	5,679.2	5,090.1
Long-term debt, including current portion	2,228.9	2,133.1
Total liabilities	3,326.7	3,178.0
Stockholders’ equity	2,352.5	1,912.1

NII HOLDINGS, INC. AND SUBSIDIARIES
OPERATING RESULTS AND METRICS
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)
NII Holdings, Inc.
(subscribers in thousands)

	Three Months Ended
	June 30,
	2009	2008
Total digital subscribers (as of June 30)	6,708.0	5,444.8
Net subscriber additions	242.1	394.5
Churn (%)	2.15%	1.89%

Average monthly revenue per handset/unit in service (ARPU) (1)	$44	$59

Cost per gross add (CPGA) (1)	$262	$322
Nextel Mexico
(dollars in millions, except ARPU and CPGA, and subscribers in thousands)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues
Service and other revenues	$877.7	$1,024.1	$450.3	$530.8
Digital handset and accessory revenues	38.3	39.2	20.7	24.1

	916.0	1,063.3	471.0	554.9

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	172.1	199.0	88.5	101.7
Cost of digital handset and accessory sales	179.3	177.6	91.0	98.1
Selling, general and administrative	237.7	295.2	118.7	155.4
Management fee	15.9	16.8	8.0	8.4
Depreciation and amortization	80.9	96.2	41.9	50.1

	685.9	784.8	348.1	413.7

Operating income	$230.1	$278.5	$122.9	$141.2

Total digital subscribers (as of June 30)			2,834.9	2,435.8
Net subscriber additions			18.9	166.1
Churn (%)			2.58%	2.36%

ARPU (1)			$48	$69

CPGA (1)			$362	$409

Nextel Brazil
(dollars in millions, except ARPU and CPGA, and subscribers in thousands)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues
Service and other revenues	$657.5	$616.6	$360.2	$330.3
Digital handset and accessory revenues	49.0	34.9	30.2	19.7

	706.5	651.5	390.4	350.0

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	239.8	218.6	134.7	118.1
Cost of digital handset and accessory sales	73.7	58.7	44.4	30.7
Selling, general and administrative	209.5	198.9	115.8	107.3
Depreciation and amortization	74.7	69.1	41.3	37.1

	597.7	545.3	336.2	293.2

Operating income	$108.8	$106.2	$54.2	$56.8

Total digital subscribers (as of June 30)			2,106.1	1,525.8
Net subscriber additions			167.2	129.9
Churn (%)			1.38%	1.34%

ARPU (1)			$51	$64

CPGA (1)			$222	$290
Nextel Argentina
(dollars in millions, except ARPU and CPGA, and subscribers in thousands)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues
Service and other revenues	$243.6	$241.1	$119.4	$126.1
Digital handset and accessory revenues	17.3	23.4	9.3	12.4

	260.9	264.5	128.7	138.5

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	87.8	85.3	43.0	43.9
Cost of digital handset and accessory sales	29.0	35.4	15.5	18.5
Selling, general and administrative	60.8	62.0	28.7	33.6
Depreciation and amortization	19.5	18.5	9.7	9.8

	197.1	201.2	96.9	105.8

Operating income	$63.8	$63.3	$31.8	$32.7

Total digital subscribers (as of June 30)			985.7	896.9
Net subscriber additions			7.4	45.9
Churn (%)			2.45%	1.57%

ARPU (1)			$35	$41

CPGA (1)			$189	$186

Nextel Peru
(dollars in millions, except ARPU and CPGA, and subscribers in thousands)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues
Service and other revenues	$118.3	$105.6	$59.4	$53.9
Digital handset and accessory revenues	13.1	8.9	6.5	4.7

	131.4	114.5	65.9	58.6

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	42.4	37.9	21.3	19.4
Cost of digital handset and accessory sales	27.3	20.6	13.9	10.8
Selling, general and administrative	46.5	33.4	24.9	17.8
Depreciation and amortization	14.8	9.9	7.5	5.0

	131.0	101.8	67.6	53.0

Operating income (loss)	$0.4	$12.7	$(1.7)	$5.6

Total digital subscribers (as of June 30)			747.9	569.5
Net subscriber additions			44.0	48.6
Churn (%)			2.24%	1.81%

ARPU (1)			$25	$30

CPGA (1)			$151	$160
NII Holdings, Inc. — Impact of Foreign Currency Fluctuations (1)

	2Q 2008 to 2Q 2009	2Q 2008 to 2Q 2009
	Actual Growth Rate	Normalized Growth Rate
Consolidated:
Operating revenues	(4)%	19%
Operating income before depreciation and amortization	(12)%	32%
Average monthly revenue per handset/unit in service (ARPU)	(25)%	(7)%
Nextel Mexico:
Operating revenues	(15)%	9%
Segment earnings	(13)%	29%
Average monthly revenue per handset/unit in service (ARPU)	(30)%	(11)%
Nextel Brazil:
Operating revenues	12%	39%
Segment earnings	2%	42%
Average monthly revenue per handset/unit in service (ARPU)	(21)%	(1)%
Nextel Argentina:
Operating revenues	(7)%	11%
Segment earnings	(2)%	33%
Average monthly revenue per handset/unit in service (ARPU)	(16)%	—

(1)	For information regarding ARPU, CPGA and the impact of foreign currency fluctuations, see “Non-GAAP Reconciliations for the Six and Three Months Ended June, 30, 2009 and 2008” included in this release.

NON-GAAP RECONCILIATIONS
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)
Operating Income Before Depreciation and Amortization
Consolidated operating income before depreciation and amortization, or OIBDA, represents operating income before depreciation and amortization expense. Consolidated OIBDA is not a measurement under accounting principles generally accepted in the United States, may not be similar to consolidated OIBDA measures of other companies and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations. We believe that consolidated OIBDA provides useful information to investors because it is an indicator of operating performance, especially in a capital intensive industry such as ours, since it excludes items that are not directly attributable to ongoing business operations. Our consolidated OIBDA calculations are commonly used as some of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the wireless telecommunications industry. Consolidated OIBDA can be reconciled to our consolidated statements of operations as follows (in millions):
NII Holdings, Inc.

	Three Months Ended
	June 30,
	2009	2008
Consolidated operating income	$163.2	$199.5
Consolidated depreciation	96.5	96.8
Consolidated amortization	7.2	8.6

Consolidated operating income before depreciation and amortization	$266.9	$304.9

NII Holdings, Inc.

Guidance Estimate
Year Ended
December 31,
2009
Consolidated operating income	$575.0 – 675.0
Consolidated depreciation	400.0
Consolidated amortization	25.0

Consolidated operating income before depreciation and amortization	$1,000.0 – 1,100.0

Average Monthly Revenue Per Handset/Unit in Service (ARPU)
Average monthly revenue per handset/unit in service, or ARPU, is an industry term that measures service revenues, which we refer to as subscriber revenues, per period from our customers divided by the weighted average number of handsets in commercial service during that period. ARPU is not a measurement under accounting principles generally accepted in the United States, may not be similar to ARPU measures of other companies and should be considered in addition, but not as a substitute for, the information contained in our statements of operations. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues for such services as roaming, handset maintenance, cancellation fees, analog and other. ARPU can be calculated and reconciled to our consolidated statement of operations as follows (in millions, except ARPU):
NII Holdings, Inc.

	Three Months Ended
	June 30,
	2009	2008
Consolidated service and other revenues	$992.2	$1,043.0
Less: consolidated analog revenues	(0.8)	(1.5)
Less: consolidated other revenues	(116.4)	(111.9)

Total consolidated subscriber revenues	$875.0	$929.6

ARPU calculated with subscriber revenues	$44	$59

ARPU calculated with service and other revenues	$50	$66

Nextel Mexico

	Three Months Ended
	June 30,
	2009	2008
Service and other revenues	$450.3	$530.8
Less: analog revenues	(0.4)	(0.7)
Less: other revenues	(43.1)	(41.3)

Total subscriber revenues	$406.8	$488.8

ARPU calculated with subscriber revenues	$48	$69

ARPU calculated with service and other revenues	$53	$75

Nextel Brazil

	Three Months Ended
	June 30,
	2009	2008
Service and other revenues	$360.2	$330.3
Less: analog revenues	(0.4)	(0.7)
Less: other revenues	(51.0)	(48.8)

Total subscriber revenues	$308.8	$280.8

ARPU calculated with subscriber revenues	$51	$64

ARPU calculated with service and other revenues	$59	$76

Nextel Argentina

	Three Months Ended
	June 30,
	2009	2008
Service and other revenues	$119.4	$126.1
Less: other revenues	(17.2)	(17.6)

Total subscriber revenues	$102.2	$108.5

ARPU calculated with subscriber revenues	$35	$41

ARPU calculated with service and other revenues	$41	$48

Nextel Peru

	Three Months Ended
	June 30,
	2009	2008
Service and other revenues	$59.4	$53.9
Less: other revenues	(4.9)	(4.3)

Total subscriber revenues	$54.5	$49.6

ARPU calculated with subscriber revenues	$25	$30

ARPU calculated with service and other revenues	$27	$33

Cost per Gross Add (CPGA)
Cost per gross add, or CPGA, is an industry term that is calculated by dividing our selling, marketing and handset and accessory subsidy costs, excluding costs unrelated to initial customer acquisition, by our new subscribers during the period, or gross adds. CPGA is not a measurement under accounting principles generally accepted in the United States, may not be similar to CPGA measures of other companies and should be considered in addition, but not as a substitute for, the information contained in our statements of operations. We believe CPGA is a measure of the relative cost of customer acquisition. CPGA can be calculated and reconciled to our consolidated statements of operations as follows (in millions, except CPGA):
NII Holdings, Inc.

	Three Months Ended
	June 30,
	2009	2008
Consolidated digital handset and accessory revenues	$66.7	$61.0
Less: consolidated uninsured replacement revenues	(3.8)	(4.6)

Consolidated digital handset and accessory revenues, net	62.9	56.4
Less: consolidated cost of handset and accessory sales	165.7	158.7

Consolidated handset subsidy costs	102.8	102.3
Consolidated selling and marketing	119.2	148.2

Costs per statement of operations	222.0	250.5
Less: consolidated costs unrelated to initial customer acquisition	(46.3)	(27.8)

Customer acquisition costs	$175.7	$222.7

Cost per Gross Add	$262	$322

Nextel Mexico

	Three Months Ended
	June 30,
	2009	2008
Digital handset and accessory revenues	$20.7	$24.1
Less: uninsured replacement revenues	(2.1)	(2.0)

Digital handset and accessory revenues, net	18.6	22.1
Less: cost of handset and accessory sales	91.0	98.1

Handset subsidy costs	72.4	76.0
Selling and marketing	52.4	83.4

Costs per statement of operations	124.8	159.4
Less: costs unrelated to initial customer acquisition	(38.9)	(23.2)

Customer acquisition costs	$85.9	$136.2

Cost per Gross Add	$362	$409

Nextel Brazil

	Three Months Ended
	June 30,
	2009	2008
Digital handset and accessory revenues	$30.2	$19.7
Less: uninsured replacement revenues	(1.6)	(2.4)

Digital handset and accessory revenues, net	28.6	17.3
Less: cost of handset and accessory sales	44.4	30.7

Handset subsidy costs	15.8	13.4
Selling and marketing	44.7	43.6

Costs per statement of operations	60.5	57.0
Less: costs unrelated to initial customer acquisition	(4.9)	(2.4)

Customer acquisition costs	$55.6	$54.6

Cost per Gross Add	$222	$290

Nextel Argentina

	Three Months Ended
	June 30,
	2009	2008
Digital handset and accessory revenues, net	$9.3	$12.4
Less: cost of handset and accessory sales	15.5	18.5

Handset subsidy costs	6.2	6.1
Selling and marketing	10.1	11.6

Costs per statement of operations	16.3	17.7
Less: costs unrelated to initial customer acquisition	(1.3)	(1.5)

Customer acquisition costs	$15.0	$16.2

Cost per Gross Add	$189	$186

Nextel Peru

	Three Months Ended
	June 30,
	2009	2008
Digital handset and accessory revenues, net	$6.5	$4.7
Less: cost of handset and accessory sales	13.9	10.8

Handset subsidy costs	7.4	6.1
Selling and marketing	7.7	7.6

Costs per statement of operations	15.1	13.7
Less: costs unrelated to initial customer acquisition	(1.1)	(1.2)

Customer acquisition costs	$14.0	$12.5

Cost per Gross Add	$151	$160

Net Debt
Net debt represents total long-term debt less cash, cash equivalents and short-term investments. Net debt to consolidated operating income before depreciation and amortization represents net debt divided by consolidated operating income before depreciation and amortization. Prior to 2008, we calculated net debt as total long-term debt less cash and cash equivalents. In 2008, we added short-term investments to the items subtracted from long-term debt to calculate net debt because we concluded that our short-term investments were similar to cash and cash equivalents in terms of liquidity and should be used similarly in providing the assessment of our overall leverage in the net debt calculation. Net debt is not a measurement under accounting principles generally accepted in the United States, may not be similar to net debt measures of other companies and should be considered in addition to, but not as a substitute for, the information contained in our balance sheets. We believe that net debt and net debt to consolidated operating income before depreciation and amortization provide useful information concerning our liquidity and leverage. Net debt as of June 30, 2009 can be calculated as follows (in millions):
NII Holdings, Inc.

Total long-term debt	$2,030.5
Add: reduction to long-term debt pursuant to implementation of FSP APB 14-1	135.0
Less: cash and cash equivalents	(1,136.8)
Less: short-term investments	(37.5)

Net debt	$991.2

Impact of Foreign Currency Fluctuations
The following table shows the impact of changes in foreign currency exchange rates on certain financial measures from the second quarter of 2008 to the same period in 2009 by (i) adjusting the relevant measures for the second quarter of 2008 to levels that would have resulted if the average foreign currency exchange rates in the second quarter of 2008 were the same as the average foreign currency exchange rates that were in effect in the second quarter of 2009 and (ii) by comparing the actual and adjusted 2008 financial measures to the similar financial measures for the second quarter of 2009 to show the percentage change in those measures before and after taking those adjustments into account. The amounts reflected in the following table for operating income before depreciation and amortization and average monthly revenue per handset/unit in service on a consolidated basis and for Nextel Mexico, Nextel Brazil and Nextel Argentina, before the adjustments for changes in foreign currency exchange rates, are based on the calculations contained elsewhere in these non-GAAP reconciliations for the three months ended June 30, 2009 and 2008. The average foreign currency exchange rates for each of the relevant currencies during each of the three months ended June 30, 2009 and 2008 are included in the notes to the table below. The information reflected in the following table is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations. We believe that these calculations provide useful information concerning our relative performance in the second quarter of 2008 compared to the second quarter of 2009 by removing the impact of the significant difference in the average foreign currency exchange rates in effect for those periods.

NII Holdings, Inc.
(dollars in millions, except ARPU)

					2Q 2008	2Q 2008
	Three Months Ended June 30,				to 2Q 2009	to 2Q 2009
		2008	2008		Actual Growth	Normalized
	2008 Actual	Adjustment (1)	Normalized (1)	2009 Actual	Rate (2)	Growth Rate (3)
Consolidated:
Operating revenues	$1,104.0	$(214.6)	$889.4	$1,058.9	(4)%	19%
Operating income before depreciation and amortization	304.9	(103.2)	201.7	266.9	(12)%	32%
Average monthly revenue per handset/unit in service (ARPU)	59	(11)	48	44	(25)%	(7)%
Nextel Mexico:
Operating revenues	$554.9	$(121.6)	$433.3	$471.0	(15)%	9%
Segment earnings	199.7	(65.5)	134.2	172.8	(13)%	29%
Average monthly revenue per handset/unit in service (ARPU)	69	(15)	54	48	(30)%	(11)%
Nextel Brazil:
Operating revenues	$350.0	$(69.9)	$280.1	$390.4	12%	39%
Segment earnings	93.9	(26.6)	67.3	95.4	2%	42%
Average monthly revenue per handset/unit in service (ARPU)	64	(13)	51	51	(21)%	(1)%
Nextel Argentina:
Operating revenues	$138.5	$(22.6)	$115.9	$128.7	(7)%	11%
Segment earnings	42.5	(11.4)	31.1	41.4	(2)%	33%
Average monthly revenue per handset/unit in service (ARPU)	41	(6)	35	35	(16)%	—

(1)	The 2008 Normalized amounts reflect the impact of applying the monthly average foreign currency exchange rates for each of the three months ended June 30, 2009 to the operating revenues earned in foreign currencies and to the other components of each of the 2008 actual financial measures shown above for the three months ended June 30, 2008, other than certain components of those measures consisting of U.S. dollar-based operating expenses, which were not adjusted. The amounts included under the column “2008 Adjustment” reflect the amount determined by subtracting the 2008 Normalized amounts calculated as described in the preceding sentence from the 2008 Actual amounts and reflect the impact of the year over year change in the average foreign currency exchange rates on each of the financial measures for 2008. The average foreign currency exchange rates for each of the relevant currencies during each of the three months ended June 30, 2008 and 2009 for purposes of these calculations were as follows:

	2008			2009
	April	May	June	April	May	June
Mexican peso	10.53	10.46	10.33	13.48	13.26	13.37
Brazilian real	1.69	1.66	1.62	2.21	2.06	1.96
Argentine peso	3.17	3.15	3.05	3.69	3.73	3.77

(2)	The percentage amounts in this column reflect the growth rate for each of the financial measures comparing the amounts in the 2008 Actual column with those in the 2009 Actual column.

(3)	The percentage amounts in this column reflect the growth rate for each of the financial measures comparing the amounts in the 2008 Normalized column with those in the 2009 Actual column.